Exhibit 12
STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

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                                                                           For the Twelve Months Ended September 30

(Dollars in thousands)                                          2002           2001          2000           1999          1998
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FIXED CHARGES:
Interest and debt expense                                        $ 51,061       $ 51,203      $ 47,149       $ 40,546      $ 43,025
Ground rent                                                            --             --            --             --            69
                                                           -------------------------------------------------------------------------
    Total fixed charges for ratio                                $ 51,061       $ 51,203      $ 47,149       $ 40,546      $ 43,094
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EARNINGS:
Operating income (loss)                                          $(19,548)        $ (667)     $ (4,341)      $(10,687)     $(18,733)
Equity in earnings of unconsolidated entities                      (9,057)        (7,402)       (7,291)        (4,964)       (1,642)
Distributions from unconsolidated entities                         11,496         10,814        10,297          9,513         8,581
Capitalized interest                                                 (287)          (569)       (1,175)          (961)         (208)
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                                                                  (17,396)         2,176        (2,510)        (7,099)      (12,002)
Total fixed charges for ratio                                      51,061         51,203        47,149         40,546        43,094
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    Total earnings for ratio                                     $ 33,665       $ 53,379      $ 44,639       $ 33,447      $ 31,092
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RATIO OF EARNINGS TO FIXED CHARGES                            Less than 1       1.0 x       Less than 1   Less than 1    Less than 1
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Excess (deficiency) of available earnings
      to fixed charges                                           $(17,396)       $ 2,176      $ (2,510)      $ (7,099)     $(12,002)
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